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                                                                 Exhibit (d)(1)


                                   TUCOWS INC.
                              AMENDED AND RESTATED
                          1996 EQUITY COMPENSATION PLAN

                   AMENDED AND RESTATED AS OF AUGUST 28, 2001


     The purpose of the Tucows Inc. Amended and Restated 1996 Equity Compensation Plan (the "Plan") is to provide (i) designated officers (including officers who are also directors) and other employees of Tucows Inc., a Pennsylvania corporation formerly known as Infonautics, Inc. (the "Company") and its subsidiaries, (ii) non-employee members of the board of directors of the Company (the "Board"), and (iii) independent contractors and consultants who perform valuable services for the Company or its subsidiaries, with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and performance units. The Company believes that the Plan will cause the participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders.

     On August 28, 2001, under the terms of an agreement and plan of merger among the Company (then named Infonautics, Inc.), a wholly-owned subsidiary of the Company and Tucows Inc., a Delaware corporation ("Tucows Delaware"), the wholly-owned subsidiary of the Company merged with and into Tucows Delaware with Tucows Delaware surviving and becoming a wholly-owned subsidiary of the Company (the "Merger"). On August 29, 2001, the Company changed its name to Tucows Inc. In connection with the Merger, the rights and obligations relating to outstanding options originally granted under the Tucows Delaware Amended and Restated 1999 Stock Option Plan (the "Tucows Plan") have been assigned to and assumed by this Plan and shall be satisfied under this Plan. Also in connection with the Merger, the name of this Plan was changed to the Tucows Inc. Amended and Restated 1996 Equity Compensation Plan.

1. ADMINISTRATION

     The Plan shall be administered and interpreted by a committee (the "Committee"), which shall consist of two or more persons appointed by the Board, all of whom shall be "non-employee directors" as defined under Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and "outside directors" as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and related Treasury regulations.

     The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting and (iv) deal with any other matters arising under the Plan.

     The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and


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instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any grants hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

2. GRANTS

     Incentives under the Plan shall consist of grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and performance units (hereinafter collectively referred to as "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual (the "Grant Instrument"). The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular section of the Plan need not be uniform as among the grantees.

3. SHARES SUBJECT TO THE PLAN

     (a) Subject to the adjustment specified below, the aggregate number of shares of Common Stock of the Company (the "Company Stock") that may be issued or transferred under the Plan is 10,000,000 shares. Notwithstanding anything in the Plan to the contrary, the maximum aggregate number of shares of Company Stock that shall be subject to Grants of stock options or stock appreciation rights made under the Plan to any one individual during any calendar year shall be 250,000. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent options granted under the Plan terminate, expire, or are cancelled, forfeited, exchanged or surrendered without having been exercised or if any shares of restricted stock are forfeited, the shares subject to such Grants shall again be available for purposes of the Plan.

     (b) If there is any change in the number or kind of shares of Company Stock outstanding by reason of a stock dividend, a recapitalization, stock split, a combination or exchange of shares, or merger, reorganization or consolidation in which the Company is the surviving corporation, a reclassification or change in par value or by reason of any other extraordinary or unusual events affecting the outstanding Company Stock as a class without the Company's receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced due to the Company's payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that may be subject to Grants of stock options or stock appreciation rights to any one individual under the Plan in any calendar year, the number of shares covered by outstanding Grants, and the price per share or the applicable market value of such Grants shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number or


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kind of issued shares of Company Stock to preclude the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. For purposes of this
Section 3(b), "shares of Company Stock" and "shares" include referenced shares with respect to stock appreciation rights or, to the extent applicable, performance units. The adjustments determined by the Committee shall be final, binding and conclusive. Notwithstanding the foregoing, no adjustment shall be authorized or made pursuant to this Section to the extent that such authority or adjustment would cause any incentive stock option to fail to comply with section 422 of the Code.

     (c) As a result of the Merger, the rights and obligations relating to outstanding options originally granted under the Tucows Plan ("Assumed Options") have been assigned to and assumed by this Plan. Accordingly, Company Stock authorized for issuance under the Plan shall be used to satisfy the exercise of Assumed Options. The terms and conditions contained in the grant agreements for Assumed Options shall continue to govern the Assumed Options to the extent not inconsistent with this Plan; provided, however, the terms and conditions of this Plan are not intended to terminate any terms or provisions of the grant agreements for the Assumed Options that are beneficial to the holders of the Assumed Options. The exercise price per share of an Assumed Option shall be equal to the per share exercise price of such Assumed Option divided by the exchange ratio of Tucows Delaware common stock to the Company common stock applied in connection with the Merger subject to the adjustments described in
Section 3(b) of this Plan. The number of shares underlying an Assumed Option shall be equal to the number of shares of Tucows Delaware common stock originally underlying the Assumed Option multiplied by the exchange ratio of Tucows Delaware common stock to the Company common stock applied in connection with the Merger, subject to the adjustments described in Section 3(b) of this Plan.

4. ELIGIBILITY FOR PARTICIPATION

     All employees of the Company and its subsidiaries ("Employees"), including Employees who are officers or members of the Board, shall be eligible to participate in the Plan. All members of the Board who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors") shall be eligible only to receive nonqualified stock options pursuant to Section 6. Any independent contractors or consultants who perform valuable services to the Company or any of its subsidiaries ("Consultants") shall be eligible to participate in the Plan, but shall not be eligible to receive incentive stock options. The Committee shall select the Employees and Consultants to receive Grants and determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. (Employees and Consultants who receive Grants under this Plan shall hereinafter be referred to as "Grantees".)

     Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including options granted to employees thereof who become Employees, or for other proper


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corporate purpose, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan.

5. GRANTING OF OPTIONS

     (a) NUMBER OF SHARES. The Committee, in its sole discretion, shall determine the number of shares of Company Stock that will be subject to each Grant of stock options.

     (b) TYPE OF OPTION AND PRICE. The Committee may grant options intended to qualify as "incentive stock options" within the meaning of section 422 of the Code ("Incentive Stock Options") or options which are not intended to so qualify ("Nonqualified Stock Options") or any combination of Incentive Stock Options and Nonqualified Stock Options (hereinafter collectively the "Stock Options"), all in accordance with the terms and conditions set forth herein.

     The purchase price of Company Stock subject to a Stock Option shall be determined by the Committee and may be equal to, greater than, or less than the Fair Market Value (as defined below) of a share of such Company Stock on the date such Stock Option is granted; provided, however, that the purchase price of Company Stock subject to an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of such Company Stock on the date such Stock Option is granted.

     If the Company Stock is traded in a public market, then the "Fair Market Value" per share shall be the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported. If the Company Stock is not traded in a public market, the "Fair Market Value" per share shall be as determined by the Committee.

     (c) OPTION TERM. The Committee shall determine the term of each Stock Option. The term of any Stock Option shall not exceed ten years from the date of grant.

     (d) EXERCISABILITY OF OPTIONS. Stock Options shall become exercisable in accordance with the terms and conditions determined by the Committee, in its sole discretion, and specified in the Grant Instrument. The Committee, in its sole discretion, may accelerate the exercisability of any or all outstanding Stock Options at any time for any reason. In addition, all outstanding Stock Options automatically shall become fully and immediately exercisable upon a Change of Control (as defined herein) in accordance with the provisions of Sections 11 and 12.

     (e) MANNER OF EXERCISE. A Grantee may exercise a Stock Option which has become exercisable, in whole or in part, by delivering a notice of exercise to the Committee (in a form established by the Committee) with accompanying payment of the option price in accordance with Subsection (g) below. Such notice may instruct the Company to deliver shares of Company Stock due upon the exercise of the Stock Option to any registered broker or dealer designated by the Committee ("Designated Broker") in lieu of delivery to the Grantee. Such instructions must designate the account into which the shares are to be deposited. The Grantee may tender a notice


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of exercise, which has been properly executed by the Grantee and the aforementioned delivery instructions to any Designated Broker.

     (f) TERMINATION OF EMPLOYMENT, DISABILITY OR DEATH.

          (i) In the event that a Grantee ceases to be an Employee or a Consultant, as the case may be, of the Company for any reason other than a "disability", death, or "termination for cause", any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days of the date on which the Grantee ceases to be an Employee or Consultant of the Company (or within such other period of time as may be specified in the Grant Instrument), but in any event no later than the date of expiration of the option term. Any of the Grantee's Stock Options which are not otherwise exercisable as of the date on which the Grantee ceases to be an Employee or Consultant of the Company shall terminate as of such date.

          (ii) In the event the Grantee ceases to be an Employee or Consultant of the Company on account of a "termination for cause" by the Company, any Stock Option held by the Grantee shall terminate as of the date the Grantee ceases to be an Employee or Consultant of the Company.

          (iii) In the event the Grantee ceases to be an Employee or Consultant of the Company because the Grantee suffers a "disability", any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year of the date on which the Grantee ceases to be an Employee or Consultant of the Company (or within such other period of time as may be specified in the Grant Instrument), but in any event no later than the date of expiration of the option term. Any of the Grantee's Stock Options which are not otherwise exercisable as of the date on which the Grantee ceases to be an Employee or Consultant shall terminate as of such date.

          (iv) In the event of the death of the Grantee while the Grantee is an Employee or Consultant of the Company or within not more than 90 days of the date on which the Grantee ceases to be an Employee or Consultant of the Company on account of a termination of employment specified in Section 5(f)(i) (or within such other period of time as may be specified in the Grant Instrument), any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year of the date on which the Grantee ceases to be an Employee or Consultant of the Company (or within such other period of time as may be specified in the Grant Instrument), but in any event no later than the date of expiration of the option term. Any of the Grantee's Stock Options which are not otherwise exercisable as of the date on which the Grantee ceases to be an Employee or Consultant shall terminate as of such date.

          (v) For purposes of this Section 5(f), the term "Company" shall include the Company's subsidiaries and the following terms shall be defined as follows: (A) "disability" shall mean a Grantee's becoming disabled within the meaning of Section 22(e)(3) of the Code and (B) "termination for cause" shall mean, except to the extent otherwise provided in a Grantee's Grant


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     Instrument, a finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Grantee, that the Grantee has breached his or her employment or service contract with the Company, or has been engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, or has disclosed trade secrets or confidential information of the Company. In such event, in addition to the immediate termination of the Stock Option, the Grantee shall automatically forfeit all option shares for any exercised portion of a Stock Option for which the Company has not yet delivered the share certificates upon refund by the Company of the option price.

     (g) SATISFACTION OF OPTION PRICE. The Grantee shall pay the option price specified in the Grant Instrument in (i) cash, (ii) with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of a Stock Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the option price or (iii) through any combination of (i) and (ii). The Grantee shall pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of Company Stock shall not be issued or transferred upon exercise of a Stock Option until the option price is fully paid and any required withholding is made.

     (h) ELECTION TO WITHHOLD SHARES. Grantees may make an election to satisfy the Company income tax withholding obligation with respect to a Stock Option by having shares withheld up to an amount that does not exceed the Grantee's minimum withholding tax rate for federal (including FICA), state and local tax liabilities. Such election must be in the form and manner prescribed by the Committee.

     (i) LIMITS ON INCENTIVE STOCK OPTIONS. Each Incentive Stock Option shall provide that, to the extent that the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan or any other stock option plan of the Company exceeds $100,000, then such option as to the excess shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any participant who is not an Employee of the Company or any "subsidiary" within the meaning of section 424(f) of the Code. An Incentive Stock Option shall not be granted to any Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any "parent" or "subsidiary" of the Company within the meaning of section 424(e) and (f) of the Code, unless the option price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant and the option exercise period is not more than five years from the date of grant.


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6. FORMULA OPTION GRANTS TO NON-EMPLOYEE DIRECTORS; GRANTS TO COMMITTEE MEMBERS

     A Non-Employee Director or a member of a committee of the Board (a "Committee Member") shall be entitled to receive Nonqualified Stock Options in accordance with this Section 6.

     (a) INITIAL GRANT. Each Non-Employee Director who is a member of the Board on the effective date of this Plan (as specified in Section 20) will receive a grant of a Nonqualified Stock Option to purchase 15,000 shares of Company Stock as of such date. Each Non-Employee Director who first becomes a member of the Board after the effective date of this Plan (as specified in Section 20), will receive a grant of a Nonqualified Stock Option to purchase 15,000 shares of Company Stock immediately upon the date he or she becomes a member of the Board.

     Each Committee Member on the effective date of this Plan (as specified in Section 20) will receive a grant of a Nonqualified Stock Option to purchase 10,000 shares of Company Stock with respect to each committee such Committee Member sits on as of such date. Each Committee Member who first becomes a Committee Member after the effective date of this Plan (as specified in Section
20), will receive a grant of a Nonqualified Stock Option to purchase 10,000 shares of Company Stock with respect to each committee such Committee Member sits on immediately upon the date he or she becomes a Committee Member.

     (b) ANNUAL GRANTS. On each date that the Company holds its annual meeting of shareholders, commencing with the 2002 calendar year, each Non-Employee Director in office both immediately before and after the annual election of directors will receive a grant of a Nonqualified Stock Option to purchase 5,000 shares of Company Stock. The date of grant of such annual Grants shall be the date of such annual meeting of shareholders.

     On each date that the Company holds its annual meeting of shareholders, commencing with the 2002 calendar year, each Committee Member in office both immediately before and after the annual election of directors will receive a grant of a Nonqualified Stock Option to purchase 5,000 shares of Company Stock with respect to each committee such Committee Member sits on as of such date. The date of grant of such annual Grants shall be the date of such annual meeting of shareholders.

     (c) OPTION PRICE. The purchase price per share of Company Stock subject to a Stock Option granted under this Section 6 shall be equal to the Fair Market Value of a share of Company Stock on the date of grant.

     (d) OPTION TERM. The term of each Stock Option granted pursuant to this
Section 6 shall be five years.

     (e) EXERCISABILITY. Options granted under this Section 6 shall be fully and immediately exercisable upon the date of grant.


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     (f) ADMINISTRATION. The provisions of this Section 6 are intended to operate automatically and not require administration. However, to the extent that administrative determinations are required, the provisions of this Section 6 shall be made by the members of the Board who are not eligible to receive grants under this Section 6, but in no event shall such determinations affect the eligibility of Grantees, the determination of the exercise price, the timing of the grants or the number of shares of Company Stock subject to Stock Options granted hereunder.

     (g) APPLICABILITY OF PLAN PROVISIONS. Except as otherwise provided in, and not inconsistent with, this Section 6, the Nonqualified Stock Options granted to Non-Employee Directors and Committee Members shall be subject to the provisions of this Plan applicable to Nonqualified Stock Options granted to other persons.

7. RESTRICTED STOCK GRANTS

     The Committee may issue or transfer shares of Company Stock to an Employee or Consultant under a Grant (a "Restricted Stock Grant"), upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock Grants:

     (a) GENERAL REQUIREMENTS. Shares of Company Stock issued pursuant to Restricted Stock Grants may be issued for cash consideration or for no cash consideration, at the sole discretion of the Committee. The Committee shall establish conditions under which restrictions on the transfer of shares of Company Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of years during which the Restricted Stock Grant will remain subject to restrictions will be designated in the Grant Instrument as the "Restriction Period."

     (b) NUMBER OF SHARES. The Committee shall grant to each Grantee a number of shares of Company Stock pursuant to a Restricted Stock Grant in such manner as the Committee determines.

     (c) TERMINATION OF EMPLOYMENT OR SERVICES. If the Grantee's employment or service with the Company terminates during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems equitable.

     (d) RESTRICTIONS ON TRANSFER AND LEGEND ON STOCK CERTIFICATE. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Company Stock to which such Restriction Period applies except to a Successor Grantee (as defined in Section 10). Each certificate for a share issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions in the Grant. The


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Grantee shall be entitled to have the legend removed from the stock certificate or certificates covering any of the shares subject to restrictions when all restrictions on such shares have lapsed.

     (e) RIGHT TO VOTE AND TO RECEIVE DIVIDENDS. During the Restriction Period, unless the Committee determines otherwise, the Grantee shall have the right to vote shares subject to the Restricted Stock Grant and to receive any dividends paid on such shares, subject to such restrictions as the Committee deems appropriate.

     (f) LAPSE OF RESTRICTIONS. All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of any conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Grants, that all the restrictions shall lapse without regard to any Restriction Period. All restrictions under all outstanding Restricted Stock Grants shall automatically and immediately lapse upon a Change of Control, unless the Committee determines otherwise.

     (g) ELECTION TO WITHHOLD SHARES. Grantees may make an election to satisfy the Company's income tax withholding obligation with respect to a Restricted Stock Grant by having shares withheld up to an amount that does not exceed the participant's minimum withholding tax rate for federal (including FICA), state and local tax liabilities. Such election must be in the form and manner prescribed by the Committee.

8. STOCK APPRECIATION RIGHTS

     (a) GENERAL REQUIREMENTS. The Committee may grant stock appreciation rights ("SARs") to any Grantee in tandem with any Stock Option, for all or a portion of the applicable Stock Option, either at the time the Stock Option is granted or at any time thereafter while the Stock Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, such rights may be granted only at the time of the Grant of such Stock Option. Unless the Committee determines otherwise, the base price of each SAR shall be equal to the greater of (i) the exercise price of the related Stock Option or (ii) the Fair Market Value of a share of Company Stock as of the date of Grant of such SAR. A SAR is exercisable only during the period when the Stock Option to which it is related is also exercisable.

     (b) NUMBER OF SARS. The number of SARs granted to a Grantee which shall be exercisable during any given period of time shall not exceed the number of shares of Company Stock which the Grantee may purchase upon the exercise of the related Stock Option during such period of time. Upon the exercise of a Stock Option, the SARs relating to the Company Stock covered by such Stock Option shall terminate. Upon the exercise of SARs, the related Stock Option shall terminate to the extent of an equal number of shares of Company Stock.

     (c) VALUE OF SARS. Upon a Grantee's exercise of some or all of the Grantee's SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock or a combination thereof. The stock appreciation for a SAR is the difference between the base price


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of the SAR as described in subsection (a) and the Fair Market Value of the underlying Company Stock on the date of exercise of such SAR.

     (d) FORM OF PAYMENT. At the time of such exercise, the Grantee shall have the right to elect the portion of the amount to be received that shall consist of cash and the portion that shall consist of Company Stock, which for purposes of calculating the number of shares of Company Stock to be received, shall be valued at their Fair Market Value on the date of exercise of such SARs. The Committee shall have the right in its sole discretion to disapprove a Grantee's election to receive cash in full or partial settlement of the SARs exercised and to require that shares of Company Stock be delivered in lieu of cash. If shares of Company Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

9. PERFORMANCE UNITS

     (a) GENERAL REQUIREMENTS. The Committee may grant performance units ("Performance Units") to any Grantee. Each Performance Unit shall represent the right of a Grantee to receive an amount equal to the value of the Performance Unit, determined in the manner established by the Committee at the time of grant.

     (b) PERFORMANCE PERIOD. At the time of grant of each Performance Unit, the Committee shall establish a performance period during which performance shall be measured ("Performance Period"). There may be more than one grant in existence at any one time, and Performance Periods may differ.

     (c) PERFORMANCE GOALS. Prior to the beginning of a Performance Period, the Committee shall establish in writing performance goals for the Company and its various operating units ("Performance Goals"). The Performance Goals will be comprised of specified levels of one or more performance criteria as the Committee may deem appropriate such as: earnings per share, net earnings, operating earnings, unit volume, net sales, market share, balance sheet measurements, cash return on assets, shareholder return, or return on capital. The Committee may disregard or offset the effect of any special charges or gains or cumulative effect of a change in accounting in determining the attainment of Performance Goals. Awards of Performance Units may also be payable when Company performance, as measured by one or more of the above criteria, as compared to peer companies, meets or exceeds an objective target established by the Committee.

     (d) PERFORMANCE MEASURES. Performance Units shall be granted to a Grantee contingent upon the attainment of Performance Goals in accordance with
Section 9(c).

     (e) PERFORMANCE UNIT VALUE. Each Performance Unit shall have a maximum dollar value established by the Committee at the time of the grant. Performance Units earned will be determined by the Committee in respect of a Performance Period in relation to the degree of attainment of Performance Goals. The measure of a Performance Unit may, in the Committee's discretion, be equal to the Fair Market Value of a share of Company Stock.


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


     (f) GRANT CRITERIA. In determining the number of Performance Units to be granted to any Grantee, the Committee shall take into account the Grantee's responsibility level, performance, potential, cash compensation level, other incentive awards, and such other considerations as it deems appropriate.

     (g) ANNOUNCEMENT OF GRANTS. The Committee shall certify and announce the results for each Performance Period to all Grantees immediately following the announcement of the Company's financial results for the Performance Period and the filing of its Form 10-K or Form 10-Q, as the case may be.

     (h) PAYMENT. Following the end of a Performance Period, a Grantee holding Performance Units will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Units, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee. Payment of Performance Units shall be made in cash, except that, in the discretion of the Committee, Performance Units which are measured using Company Stock may be paid in shares of Company Stock. Payment shall be made in a lump sum or in installments and shall be subject to such other terms and conditions as shall be determined by the Committee.

     (i) TERMINATION OF EMPLOYMENT OR SERVICES AND CHANGE IN CONTROL.

          (i) A Performance Unit Grant shall terminate for all purposes if the Grantee does not remain continuously in the employ or service of the Company at all times during the applicable Performance Period, except as may otherwise be determined by the Committee, provided that in the event the Grantee terminates employment with the Company within 12 months following a Change of Control, a percentage of the Performance Unit payments, if any, for the full Performance Period in which the Grantee so terminates equal to the percentage of the Performance Period during which the Grantee was in the employ or service of the Company and all amounts for the prior Performance Period, if not then distributed, shall be distributed to such Grantee in a lump sum.

          (ii) In the event that a Grantee holding a Performance Unit terminates employment with or ceases to provide services to the Company following the end of the applicable Performance Period, but prior to full payment according to the terms of the Performance Unit award, payment shall be made in accordance with the terms established by the Committee for the payment of such Performance Unit.

10. TRANSFERABILITY OF GRANTS

     Only the Grantee or his or her authorized representative may exercise rights under a Grant. Such persons may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee in its sole discretion, pursuant to a qualified domestic relations


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


order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder. When a Grantee dies, the representative or other person entitled to succeed to the rights of the Grantee ("Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to his or her children, grandchildren or spouse or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners (a "Family Transfer"), provided that the Grantee receives no consideration for a Family Transfer and the Grant Instruments relating to Nonqualified Stock Options transferred in a Family Transfer continue to be subject to the same terms and conditions that were applicable to such Nonqualified Stock Options immediately prior to the Family Transfer.

11. CHANGE OF CONTROL OF THE COMPANY

     As used herein, a "Change of Control" shall be deemed to have occurred if:

          (a) A liquidation or dissolution of the Company (excluding transfers to subsidiaries) or the sale of all or substantially all of the Company's assets occurs;

          (b) As a result of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split or sale or transfer of assets, any person or group (as such terms are used in and under Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13-d under the Exchange Act), directly or indirectly, of securities of the Company representing more than 40% of the common stock of the Company or the combined voting power of the Company's then outstanding securities; provided, however, that for purposes of this subsection 11(b), a person or group shall not include (i) the Company or any subsidiary, (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary or (iii) any affiliate (within the meaning of Rule 144 under the Securities Act of 1933, as amended) of the Company.

          (c) If at least a majority of the Board at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination; or

          (d) The Company merges or consolidates with any other corporation (other than a wholly owned subsidiary) and is not the surviving corporation (or survives only as a subsidiary of another corporation).


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


12. CONSEQUENCES OF A CHANGE OF CONTROL

     (a) NOTICE.

          (i) If a Change of Control described in Section 11(a), (b) or (d) will occur, then, not later than 10 days after the approval by the shareholders of the Company (or approval by the Board, if shareholder action is not required) of such Change of Control, the Company shall give each Grantee with any outstanding Stock Options or SARs written notice of such proposed Change of Control.

          (ii) If a Change of Control described in Section 11(b) may occur without approval by the shareholders (or approval by the Board) and does so occur, or if a Change of Control described in Section 11(c) occurs, then, not later than 10 days after such Change of Control, the Company shall give each Grantee with any outstanding Stock Options or SARs written notice of the Change of Control.

     (b) ELECTION PERIOD. In connection with the Change of Control and effective only upon such Change of Control, each Grantee shall thereupon have the right, within 90 days after such written notice is sent by the Company (the "Election Period"), to make an election as described in Subsection (c) with respect to all of his or her outstanding Stock Options or SARs (whether the right to exercise such Stock Options or SARs has then accrued or the right to exercise such Stock Options or SARs will accrue or has accrued upon the Change of Control).

     (c) ELECTION RIGHT. During the Election Period, each Grantee shall have the right to elect to exercise in full any installments of such Stock Options or SARs not previously exercised.

     (d) TERMINATION OF STOCK OPTIONS. If a Grantee does not make a timely election in accordance with Subsection (c) in connection with a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), the Grantee's Stock Options or SARs shall terminate as of the Change of Control. Notwithstanding the foregoing, a Stock Option or SAR will not terminate if assumed by the surviving or acquiring corporation, or its parent, upon a merger or consolidation and, with respect to an Incentive Stock Option, the assumption of the Stock Option occurs under circumstances which are not deemed a modification of the Stock Option within the meaning of sections 424(a) and 424(h)(3)(A) of the Code.

     (e) TAX LIMITATIONS. Notwithstanding the foregoing, if the right described in Subsection (c) in connection with SARs would make the applicable Change of Control ineligible for desired tax treatment with respect to such Change of Control and, but for those provisions, the Change of Control would otherwise qualify for such treatment, the Grantee shall receive shares of Company Stock with a Fair Market Value equal to the cash that would otherwise be payable pursuant to Subsection (c) in substitution for the cash.

13. AMENDMENT AND TERMINATION OF THE PLAN

     (a) AMENDMENT. The Board may amend or terminate the Plan at any time; provided, however, that any amendment that increases the aggregate number (or individual limit for any single Grantee) of shares of Company Stock that may be issued or transferred under the Plan (other than by operation of Section 3(b)), or modifies the requirements as to eligibility for participation in the Plan, shall be subject to approval by the shareholders of the Company and provided, further, that the Board shall not amend the Plan without shareholder approval if such approval is required by Section 162(m) of the Code.

     (b) TERMINATION OF PLAN. The Plan shall terminate on the day immediately preceding the tenth anniversary of its initial effective date unless terminated earlier by the Board or unless extended by the Board with the approval of the shareholders.

     (c) TERMINATION AND AMENDMENT OF OUTSTANDING GRANTS. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 21 or 22(b) hereof. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 21 or 22(b) hereof or may be amended by agreement of the Company and the Grantee consistent with the Plan.

     (d) GOVERNING DOCUMENT. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

14. FUNDING OF THE PLAN

     This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

15. RIGHTS OF PARTICIPANTS

     Except as provided in Section 6, nothing in this Plan shall entitle any Employee, Consultant or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

16. NO FRACTIONAL SHARES

     No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

17. WITHHOLDING OF TAXES

     The Company shall have the right to deduct from all Grants paid in cash, or from other wages paid to an employee of the Company, any federal, state or local taxes required by law to be withheld with respect to such cash awards and, in the case of Grants paid in Company Stock, the Grantee or other person receiving such shares shall be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such Grants, or the Company shall have the right to deduct from other wages paid to the employee by the Company the amount of any withholding due with respect to such Grants.

18. REQUIREMENTS FOR ISSUANCE OF SHARES

     No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

19. HEADINGS

     Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

20. EFFECTIVE DATE OF THE PLAN

     This Plan became effective upon consummation of the initial public offering of the Company Stock. The amendment and restatement of the Plan was effective as of August 28, 2001.

21. MODIFICATION FOR GRANTS OUTSIDE THE U.S.

     The Board may, without amending the Plan, determine the terms and conditions applicable Stock Options Grants or Restricted Stock Grants to participants who are foreign nationals or employed outside the United States in a manner otherwise inconsistent with the Plan if the Board deems such terms and conditions necessary in order to recognize differences in local law or regulations, tax policies or customs.

22. MISCELLANEOUS

     (a) SUBSTITUTE GRANTS. The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation ("Substituted Stock Incentives"). The terms and conditions of the substitute grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute grants.

     (b) COMPLIANCE WITH LAW. The Plan, the exercise of Stock Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

     (c) OWNERSHIP OF STOCK. A Grantee or Successor Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company.

     (d) GOVERNING LAW. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the Commonwealth of Pennsylvania.

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